Exhibit 3.1

MGIC Investment Corporation
Amendments to Bylaws
Adopted: July 27, 2017

Section 2.03(a)-(c) and (e) of the Amended and Restated Bylaws are amended and restated in their entirety to read as follows:
2.03. Special Meetings. (a) A Special Meeting, unless otherwise prescribed by the Wisconsin Business Corporation Law, may be called only by (i) the Board of Directors, (ii) the Chairman of the Board , (iii) the Chief Executive Officer, or (iv) the President and shall be called by the Chairman of the Board, the Chief Executive Officer or the President upon the demand, in accordance with this Section 2.03, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.
(b) In order that the corporation may determine the shareholders entitled to demand a Special Meeting, the Board of Directors may fix a record date to determine the shareholders entitled to make such a demand (the “Demand Record Date”). The Demand Record Date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors and shall not be more than ten days after the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. Any shareholder of record seeking to have shareholders demand a Special Meeting shall, by sending written notice to the Secretary of the corporation by hand or by certified or registered mail, return receipt requested, to the principal office of the corporation, request the Board of Directors to fix a Demand Record Date. The Board of Directors shall promptly, but in all events within ten days after the date on which a valid request to fix a Demand Record Date is received, adopt a resolution fixing the Demand Record Date and the corporation shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board of Directors within ten days after the date on which such request is received by the Secretary, the Demand Record Date shall be the 10th day after the first date on which a valid written request to set a Demand Record Date is received by the Secretary. To be valid, such written request shall set forth the purpose or purposes for which the Special Meeting is to be held, shall be signed by one or more shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative) and shall set forth all information about each such shareholder and about the beneficial owner or owners, if any, on whose behalf the request is made that would be required to be set forth in a shareholder’s notice described in paragraph (a) (ii) of Section 2.14 of these Bylaws.
(c) In order for a shareholder or shareholders to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting must be delivered to the corporation. To be valid, each written demand by a shareholder for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the corporation pursuant to paragraph (b) of this Section 2.03), shall be signed by one or more persons who as of the Demand Record Date are shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative), and shall set forth the name and address, as they appear in the corporation’s books, of each shareholder signing such demand and the class and number of shares of the corporation which are owned of record and beneficially by each such shareholder, shall be sent to the Secretary by hand or by certified or registered mail, return receipt requested, to the principal office of the corporation, and shall be received by the Secretary within seventy days after the Demand Record Date.
(e) Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by whichever of the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President shall have called such meeting. In the case of any Special Meeting called by the Chairman of the Board, the Chief Executive Officer or the President upon the demand of shareholders (a “Demand Special Meeting”), such meeting shall be held at such hour and day as may be designated by the Board of Directors; provided, however, that the date of any Demand Special Meeting shall be not more than seventy days after the Meeting Record Date (as defined in Section 2.06 hereof); and provided further that in the event that the directors then in office fail to designate an hour and date for a Demand Special Meeting within ten days after the last date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting are delivered to the corporation in accordance with paragraph (c) of this Section 2.03 (the “Delivery Date”), then such meeting shall be held at 2:00 P.M. local time on the 100th day after the Delivery Date or, if such 100th day is not a

Business Day (as defined below), on the first preceding Business Day. In fixing a meeting date for any Special Meeting, the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President may consider such factors as it or he deems relevant within the good faith exercise of its or his business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting, and any plan of the Board of Directors to call an Annual Meeting or a Special Meeting for the conduct of related business.

Section 2.04 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
2.04. Place of Meeting. The Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary may designate any place, either within or without the State of Wisconsin, as the place of meeting for any Annual Meeting or for any Special Meeting or for any postponement or adjournment thereof. If no designation is made, the place of meeting shall be the principal business office of the corporation in the State of Wisconsin. Any meeting may be adjourned to reconvene at any place designated by vote of the Board of Directors or by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.

Section 2.05 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
2.05. Notice of Meeting. Written notice stating the date, time and place of any Annual Meeting or Special Meeting shall be delivered not less than three days (unless a longer period is required by the Wisconsin Business Corporation Law) nor more than 70 days before the date of such meeting either personally or by mail, by or at the direction of the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other shareholders as required by the Wisconsin Business Corporation Law. In the event of any Demand Special Meeting, such notice shall be sent not more than 45 days after the Delivery Date. If mailed, notice pursuant to this Section 2.05 shall be deemed to be effective when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock record books of the corporation, with postage thereon prepaid. Unless otherwise required by the Wisconsin Business Corporation Law or the articles of incorporation of the corporation, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (b) in the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the corporation in accordance with Section 2.03 of these Bylaws and (ii) shall contain all of the information required in the notice received by the corporation in accordance with Section 2.14(b) of these Bylaws. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place, the corporation shall not be required to give notice of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, the corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.

Section 2.08 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
2.08. Quorum and Voting Requirements; Postponements; Adjournments.
(a) Shares entitled to vote as a separate voting group may take action on a matter at any Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. If the corporation has only one class of stock outstanding, such class shall constitute a separate voting group for purposes of this Section 2.08. Except as otherwise provided in the articles of incorporation of this corporation or the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at any Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting, unless a new Meeting Record Date is or must be set for the adjourned meeting. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation of the corporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Directors shall be elected as provided in the articles of incorporation of the corporation.

(b) The Board of Directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution of shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the Chairman of the Board, the Chief Executive Officer or the President or pursuant to a resolution of the Board of Directors. No notice of the time and place of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.09 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
2.09. Conduct of Meetings. The Chairman of the Board, and in his absence, the Chief Executive Officer, and in his absence, the President, and in their absence, a Vice President in the order provided under Section 4.07, and in their absence, any person chosen by the shareholders present shall call any Annual Meeting or Special Meeting to order and shall act as chairman of such meeting, and the Secretary of the corporation shall act as secretary of all Annual Meetings and Special Meetings, but in the absence of the Secretary, the chairman of the meeting may appoint any other person to act as secretary of the meeting.

Section 2.10 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
2.10. Proxies. At all Annual Meetings and Special Meetings, a shareholder entitled to vote may vote in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by his attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the corporation authorized to tabulate votes. An appointment is valid for eleven months from the date of its signing unless a different period is expressly provided in the appointment form. Unless otherwise provided, a proxy may be revoked any time before it is voted, either by written notice filed with the Secretary or the acting secretary of the meeting or by oral notice given by the shareholder to the chairman of the meeting during the meeting. The presence of a shareholder who has filed his proxy does not of itself constitute a revocation. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies.

Section 2.14(a)-(b) of the Amended and Restated Bylaws are amended and restated in their entirety to read as follows:
2.14. Notice of Shareholder Business and Nomination of Directors.
(a) Annual Meetings.
(i) Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the shareholders may be made at an Annual Meeting (A) pursuant to the corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareholder of the corporation who is a shareholder of record at the time of giving of notice provided for in this Bylaw and who is entitled to vote at the meeting and complies with the notice procedures set forth in this Section 2.14.
(ii) For nominations or other business to be properly brought before an Annual Meeting by a shareholder pursuant to clause (C) of paragraph (a)(i) of this Section 2.14, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be received by the Secretary of the corporation at the principal offices of the corporation not less than 45 days nor more than 70 days prior to the first annual anniversary of the date set forth in the corporation’s proxy statement for the immediately preceding Annual Meeting as the date on which the corporation first mailed definitive proxy materials for the immediately preceding Annual Meeting (the “Anniversary Date”); provided, however, that in the event that the date for which the Annual Meeting is called is advanced by more than 30 days or delayed by more than 30 days from the first annual anniversary of the immediately preceding Annual Meeting, notice by the shareholder to be timely must be so delivered not earlier than the 100th day prior to the date of such Annual Meeting and not later than the later of (A) the 75th day prior to the date of such Annual Meeting and (B) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made. In no event shall the announcement of an adjournment of an Annual Meeting commence a new time period for the giving of a shareholder notice as described above. Such shareholder’s notice shall be signed by the shareholder of record who intends to make the nomination or introduce the other business (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on this corporation’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the class and number of shares of the corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) in the case of any proposed nomination for election or re-election as a director,(I) the name and residence address of the person or persons to be nominated, (II) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder, (III) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors and (IV) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected; and (E) in the case of any other business that such shareholder proposes to bring before the meeting, (I) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these Bylaws, the language of the proposed amendment, (II) such shareholder’s and beneficial owner’s or owners’ reasons for conducting such business at the meeting and (III) any material interest in such business of such shareholder and beneficial owner or owners.
(iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 2.14 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 45 days prior to the Anniversary Date, a shareholder’s notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.
(b) Special Meetings. Only such business shall be conducted at a Special Meeting as shall have been described in the notice of meeting sent to shareholders pursuant to Section 2.05 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the corporation who (A) is a shareholder of record at the time of giving of such notice of meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 2.14. Any shareholder desiring to nominate persons for election to the Board of Directors at such a Special Meeting shall cause a written notice to be received by the Secretary of the corporation at the principal offices of the corporation not earlier than ninety days prior to such Special Meeting and not later than the later of (x) the 60th day prior to such Special Meeting and (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Such written notice shall be signed by the shareholder of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on the corporation’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made; (B) the class and number of shares of the corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; (D) the name and residence address of the person or persons to be nominated; (E) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder; (F) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and (G) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected.

Section 3.01(a) and (e) of the Amended and Restated Bylaws are amended and restated in their entirety to read as follows:
3.01 General Powers; Number and Classification; Vacancy. (a) All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors (which in this Article III is sometimes referred to as the “Board”).
(e) In accordance with the Article 6 A. of Corporation’s Articles of Incorporation, as amended at the 2011 Annual Meeting, beginning with the Corporation’s 2012 Annual Meeting and thereafter, each director whose term is expiring at an Annual Meeting is elected by shareholders for a term of one year, and as further provided in such Article 6 A.

Section 3.04 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
3.04. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, Chief Executive Officer, President, Secretary or any two directors. The Chairman of the Board, the Chief Executive Officer, the President or the Secretary may designate any place, either within or without the State of Wisconsin, as the place for holding any such special meeting. If no designation is made, the place of meeting shall be the principal business office of the corporation in the State of Wisconsin.

Section 3.08 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
3.08. Conduct of Meetings. The Chairman of the Board, and in his absence, the Chief Executive Officer, and in their absence, the President and in their absence, a Vice President in the order provided under Section 4.07, and in their absence, any director chosen by the directors present, shall act as chairman of the meetings of the Board of Directors, but in the absence of the Secretary, the chairman of the meeting may appoint any Assistant Secretary or any director or any other person present to act as secretary of the meeting. Minutes of any regular or special meeting of the Board of Directors shall be prepared and distributed to each director.

Section 3.11 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
3.11. Presumption of Assent. A director of the corporation who is present at a meeting of the Board of Directors or any committee thereof of which he is a member at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless any of the following occurs: (a) the director objects at the beginning of the meeting or promptly upon his arrival to holding the meeting or transacting business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice that complies with the Wisconsin Business Corporation Law of his dissent or abstention to the chairman of the meeting before its adjournment or to the corporation immediately after adjournment of the meeting. Such right to dissent or abstain shall not apply to a director who voted in favor of such action.

Section 3.12 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
3.12. Committees.
(a) (i) An Executive Committee consisting of three or more members of the Board of Directors is hereby created. The Board of Directors by the affirmative vote of a majority of the number of directors fixed in Section 3.01, shall designate the members of the Executive Committee, one of whom shall be designated by the Board of Directors as Chairman of the Executive Committee. The Executive Committee shall have and may exercise all powers of the Board of Directors in the management of the business and affairs of the corporation when the Board of Directors is not in session; provided, however, that the Executive Committee shall have no power or authority to take action on behalf of the Board of Directors to the extent limited in Section 3.12(b) of these Bylaws or the Wisconsin Business Corporation Law. The Board of Directors shall have the power at any time to fill vacancies in, to change the members of, or to dissolve the Executive Committee by the affirmative vote of a majority of the directors then in office, though less than a quorum of the Board of Directors, or by a sole remaining director.
(ii) Notice of each meeting of the Executive Committee shall be given to each member thereof in accordance with Section 3.05. The attendance or participation of a committee member at a meeting shall constitute a waiver of required notice to him of such meeting, unless the committee member at the beginning of the meeting or promptly upon his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Neither the business to be transacted at, not the purpose of, any meeting of the Executive Committee need be specified in the notice, or waiver of notice, of such meeting.
(iii) The act of the majority of the members present at a meeting at which a quorum is present shall be the act of the Executive Committee, unless the act of a greater number is required by the Wisconsin Business Corporation Law or by the articles incorporation of the corporation or these Bylaws.
(iv) The Chairman of the Executive Committee, and, in his absence, any member chosen by the members present, shall call meetings of the Executive Committee to order and shall act as chairman of the meeting. The chairman of the meeting may appoint any member or other person present to act as secretary of the meeting. Unless otherwise provided by the Wisconsin Business Corporation Law, the articles of incorporation of the corporation or these Bylaws, the Executive Committee shall fix its own rules governing the conduct of its activities and shall keep and report to the Board of Directors regular minutes of the proceedings of the Executive Committee for subsequent approval by the Board of Directors.
(b) The Board of Directors by resolution adopted by the affirmative vote of a majority of the number of directors fixed in Section 3.01 may designate one or more other committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. Alternate members of a committee shall take the place of any absent member or members at any meeting of such committee upon request of the Chairman of the Board, the Chief Executive Officer or the President or upon request of the chairman of such meeting. Each committee (other than the Executive Committee) shall consist of two or more directors elected by, and to serve at the pleasure of, the Board of Directors. A committee may be authorized to exercise the authority of the Board of Directors, except that a committee (including the Executive Committee) may not do any of the following: (a) approve or propose to shareholders action that the Wisconsin Business Corporation Law requires to be approved by shareholders; and (b) adopt, amend, or repeal these Bylaws. Unless otherwise provided by the Board of Directors in creating the committee, a committee (including the Executive Committee) may employ counsel, accountants and other consultants to assist it in the exercise of its authority. Notices of committee meetings shall be given to committee members in compliance with Section 3.05. Each such committee shall fix its own rules governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.

Section 3.13 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
3.13. Telephonic Meetings. Except as herein provided and notwithstanding any place set forth in the notice of the meeting or these Bylaws, members of the Board of Directors (and any committees thereof created pursuant to Section 3.12) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone. If a meeting is conducted by such means, then at the commencement of such meeting the chairman of the meeting shall inform the participating directors that a meeting is taking place at which official business may be transacted. Any participant in a meeting by such means shall be deemed present in person at such meeting. If action is to be taken at any meeting held by such means on any of the following: (a) a plan of merger or share exchange; (b) a sale, lease, exchange or other disputation of substantial property or assets of the corporation; (c) a voluntary dissolution or the revocation of voluntary dissolution proceedings; or (d) a filing for bankruptcy, then the identity of each director participating in such meeting must be verified by the disclosure at such meeting by each such director of each such director’s social security number to the secretary of the meeting before a vote may be taken on any of the foregoing matters. For purposes of the preceding clause (b), the phrase “sale, lease, exchange or other disposition of substantial property or assets” shall mean any sale, lease, exchange or other disposition of property or assets of the corporation having a net book value equal to 10% or more of the net book value of the total assets of the corporation on and as of the close of the fiscal year last ended prior to the date of such meeting and as to which financial statements of the corporation have been prepared.

Section 4.04 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
4.04. Resignations and Vacancies.
(a) An officer may resign at any time by delivering notice to the corporation that complies with the Wisconsin Business Corporation Law. The resignation shall be effective when the notice is delivered, unless the notice specifies a later effective date and the corporation accepts the later effective date.
(b) A vacancy in the office of Chairman of the Board, Chief Executive Officer, President, Secretary or Treasurer shall be filled by the Board of Directors for the unexpired portion of the term. A vacancy in any other office may also be filled by the Board of Directors, should it deem it necessary to do so. If a resignation of an officer is effective at a later date as contemplated by this Section 4.04, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor may not take office until the effective date.

Section 4.06 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
4.06. President. The President shall be the Chief Operating Officer of the corporation. The President shall have authority, subject to such rules as may be prescribed by the Board of Directors and as may be limited by the Chief Executive Officer, to appoint and remove such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation and to delegate authority to them. The President shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation’s regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he or she may authorize any Executive Vice President or any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his place and stead. In general the President shall perform all duties incident to the office of President and Chief Operating Officer and such other duties as may be assigned or delegated by the Chief Executive Officer from time to time.

Section 4.07 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
4.07. The Vice Presidents. The Board of Directors shall elect one or more Vice Presidents as it shall deem necessary for the carrying out of the corporation’s business, some of whom may be designated as Executive Vice Presidents and some of whom may be designated as Senior Vice Presidents. In the absence of the President or in the event of his death, inability or refusal to act, the Vice President (or, in the event there be more than one Vice President, giving priority to any Executive Vice Presidents, and then to any Senior Vice Presidents (in the order of their respective priorities), but otherwise in the order designated by the Board of Directors or in the absence of any such designation, then in order of choosing) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all restrictions upon the President. Any Vice President shall perform such duties and have such authority, as, from time to time, may be delegated or assigned to him by the Chief Executive Officer, the President, or by the Board of Directors. The execution of any instrument of the corporation by any Vice President shall be conclusive evidence as to third parties of his authority to act in the stead of the President.

Section 4.08 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
4.08. The Secretary. The Secretary shall: (a) keep the minutes of the Annual Meetings and Special Meetings and other meetings of the Board of Directors in one or more books provided for that purpose (including records of consent actions taken by the shareholders or the Board of Directors (or committees thereof) without a meeting; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by the Wisconsin Business Corporation Law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized and on which a seal is required; (d) unless such a record is maintained by a third party transfer agent, maintain a record of the shareholders of the corporation, in a form that permits preparation of a list of the names and addresses of all shareholders, by class or series of shares, if any, and showing the number and class or series of shares, if any, held by each shareholder; (e) sign with the Chief Executive Officer, President, or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) unless such books are maintained by a third party transfer agent, have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to him by the Chief Executive Officer, the President, any Vice President or the Board of Directors.

Section 4.09 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
4.09. The Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Section 5.04; (c) sign with the Chief Executive Officer, President, or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; and (d) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him by the Chief Executive Officer, the President, any Vice President or the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.

Section 4.10 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
4.10. Controller. Subject to the control and supervision of the Board of Directors, the Controller shall have charge of the books of account of the corporation and maintain appropriate accounting records and he shall perform such other duties and exercise such other authority as from time to time may be delegated or assigned to him by the Board of Directors, the Chief Executive Officer, the President or the Vice President responsible for financial matters.

Section 4.11 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
4.11. Assistant Secretaries and Assistant Treasurers. There shall be such number of Assistant Secretaries and Assistant Treasurers as the Board of Directors may from time to time authorize. The Assistant Secretaries may sign with the Chief Executive Officer, the President or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or the Treasurer, respectively, or by the Chief Executive Officer, the President, any Vice President or the Board of Directors.

Section 4.12, Salaries, was deleted in its entirety.

Section 5.01 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
5.01. Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances. In the absence of other designation, all deeds, mortgages and instruments of assignment or pledge made by the corporation shall be executed in the name of the corporation by the Chief Executive Officer, President or any Vice President and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer; the Secretary or an Assistant Secretary, when necessary or required, shall affix the corporate seal thereto; and when so executed no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers.

Section 5.05 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
5.05. Voting of Securities Owned by the Corporation. Subject always to the specific directions of the Board of Directors, any share or shares of stock or other securities issued by any other corporation and owned or controlled by the corporation may be voted at any meeting of security holders of such other corporation by the Chief Executive Officer, President or by any Vice President who may be present. Whenever, in the judgment of the Chief Executive

Officer, President or of any Vice President, it is desirable for the corporation to execute a proxy or written consent in respect to any share or shares of stock or other securities issued by any other corporation and owned by the corporation, such proxy or consent shall be executed in the name of the corporation by the Chief Executive Officer, President or by any one of the Vice Presidents and, if required, should be attested by the Secretary or an Assistant Secretary under the corporate seal without necessity of any authorization by the Board of Directors. Any person or persons designated in the manner above stated as the proxy or proxies of the corporation shall have full right, power and authority to vote the share or shares of stock issued by such other corporation and owned by the corporation the same as such share or shares might be voted by the corporation.

Section 6.01 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
6.01. Certificates for Shares. Shares of the corporation’s stock may be certificated or uncertificated, as provided under Wisconsin Business Corporation Law.
(a) Certificates representing shares of the corporation shall be in such form consistent with the Wisconsin Business Corporation Law, as shall be determined by the Board of Directors. Such certificates shall be signed by the Chief Executive Officer, the President or a Vice President and by the Treasurer or an Assistant Treasurer or by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be registered upon the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except as provided in Section 6.06.
(b) Shares of the corporation may also be issued without certificates to the full extent such issuance is allowed by the Wisconsin Business Corporation Law and the listing standards of the New York Stock Exchange (or any applicable stock exchange on which the shares are listed). To the extent required by the Wisconsin Business Corporation Law, within a reasonable time after the issuance or transfer of shares without a certificate, the corporation shall send to the registered owner thereof a written notice that shall set forth (a) the name of the corporation; (b) that the corporation is organized under the laws of the State of Wisconsin; (c) the name of the shareholder; (d) the number and class (and the designation of the series, if any) of the shares represented; (e) if applicable, a summary of the designations, relative rights, preferences and limitations applicable to each class, and, if applicable, the variations in rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future series (or a conspicuous statement that upon written request the corporation will furnish the shareholder with this information without charge); and (f) if applicable, any restrictions on the transfer or registration of such shares of stock imposed by the Articles of Incorporation of the Corporation, as amended from time to time, these Bylaws, any agreement among shareholders or any agreement between shareholders and the Corporation.

Section 6.02 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
6.02. Facsimile Signature and Seal. The seal of the corporation on any certificates for shares may be a facsimile. The signatures of the Chief Executive Officer, President or Vice President and the Treasurer or Assistant Treasurer or the Secretary or an Assistant Secretary upon a certificate may be facsimiles if the certificate is manually countersigned (a) by a transfer agent other than the corporation or its employee, or (b) by a registrar other than the corporation or its employee.

Section 6.04 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
6.04. Transfer of Shares. Prior to due presentment of a certificate for shares for registration of transfer the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. Where shares are presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, or with respect to uncertificated shares, proper transfer instructions are received, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that such endorsements or transfer instructions are genuine and effective and compliance with such other regulations as may be prescribed under the authority of the Board of Directors.

Section 6.06 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
6.06. Lost, Destroyed or Stolen Certificates. The Board of Directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the person requesting such new certificate or certificates, or his or her legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 6.08 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
6.08. Stock Regulations. The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statues of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of shares of stock of the corporation in both certificated and uncertificated form.

Section 8.01(a)(x) of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:
8.01. Certain Definitions; Rules of Construction.
(a) All capitalized terms used in this Article VIII and not otherwise hereinafter defined in this Section 8.01 shall have the meaning set forth in Section 180.0850 of the Statute. The following terms (including any plural forms thereof) used in this Article VIII shall be defined as follows:
(x) “Proceeding” shall have the meaning set forth in the Statute; provided, that, in accordance with Section 180.0858 of the Statute and for purposes of this Article VIII, the term “Proceeding” shall also include all proceedings (A) brought before an Authority or otherwise to enforce rights hereunder, including a Proceeding brought by a Director or Officer and a Proceeding brought by the Corporation to recover an advancement of Expenses under an agreement furnished pursuant to Section 8.05(a)(ii); (B) involving any appeal from a Proceeding; and (C) in which the Director or Officer is a plaintiff or petitioner because he or she is a Director or Officer; provided, however, that any such Proceeding under this clause (C) must be authorized by a majority vote of a Disinterested Quorum. For the avoidance of doubt, “Proceeding” shall include all proceedings brought under (in whole or in part) the Securities Act of 1933, as amended, the Exchange Act, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing.

Section 8.12 is deleted in its entirety.